As filed with the Securities and Exchange Commission on February 11, 1998
                                                 Registration No. 333-__________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                               -------------------

                                JAY JACOBS, INC.
             (Exact name of registrant as specified in its charter)

                               -------------------

          Washington                                     91-0698077
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                1530 Fifth Avenue
                            Seattle, Washington 98101
                                 (206) 622-5400
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               -------------------

                            William L. Lawrence, Jr.
                Executive Vice President, Chief Financial Officer
                                Jay Jacobs, Inc.
                                1530 Fifth Avenue
                            Seattle, Washington 98101
                                 (206) 622-5400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

             It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                                  Lee J. Brunz
                                 Stoel Rives LLP
                                One Union Square
                        600 University Street, Suite 3600
                         Seattle, Washington 98101-3197
                                 (206) 624-0900

                               -------------------

     Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                   Proposed              Proposed
                                                                    maximum              maximum
   Title of each class of                Amount to be           offering price           aggregate              Amount of
 securities to be registered              registered             per share(1)        offering price(1)      registration fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)           56,637,970                $0.47              $26,619,846.00            $7,853
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average high and low prices on February 9, 1998 as reported on the NASDAQ
Bulletin Board.

(2) Consists of Common Stock issuable on conversion of Series B Preferred Stock.
The Registrant also registers hereby such additional shares of Common Stock or other securities as may be issuable upon such conversion pursuant to the anti-dilution provisions of the Series B Preferred Stock.

                               -------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

PROSPECTUS
                                JAY JACOBS, INC.

                        56,637,970 Shares of Common Stock
                                ($0.01 par value)


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The shares of Common Stock of Jay Jacobs, Inc. (the "Company") offered hereby (the "Shares") are issuable on conversion of Series B Preferred Stock of the Company and may be offered and sold from time to time by the holders thereof (the "Selling Shareholders"). The Company will not receive any of the proceeds from any such offers or sales of Shares.

     The Common Stock of the Company is traded on the NASDAQ Bulletin Board under the symbol JAYJ. On February 9, 1998, the last price for the Common Stock was $0.47 per share.

     The Shares may be offered or sold from time to time by the Selling Shareholders at market prices then prevailing, in negotiated transactions or otherwise. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. See "PLAN OF DISTRIBUTION."

                                 --------------

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. This Prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.

                                 --------------

     Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as to which information has been given herein.

                                 --------------

                The date of this Prospectus is February 11, 1998.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs at the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered pursuant to this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, reports and other information may be inspected and copies may be obtained at the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding reporting companies under the Exchange Act, including the Company, at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:
(a) the Company's Annual Report on Form 10-K for the year ended February 1, 1997, Amendment No. 1 thereto on Form 10-K/A filed June 17, 1997; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended May 3, and August 2, Amendment No. 1 to the Company's Quarterly Report on Form 10-Q for the quarter ended November 1, 1997 on Form 10-Q/A filed January 20, 1998; and (c) the Company's Current Reports on Form 8-K filed November 20, 1997 and December 15, 1997. In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering (the "Offering") shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests should be directed to Jay Jacobs, Inc., 1530 Fifth Avenue, Seattle, Washington 98101 Attention: William L. Lawrence, Jr., Executive Vice President and Chief Financial Officer (telephone number (206) 622-5400).

     This Prospectus constitutes a part of the Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The information relating to the Company contained in this Prospectus should be read together with the information contained in the Incorporated Documents.

                                   THE COMPANY

     The Company was incorporated in Washington in 1959. The Company's principal executive offices are located at 1530 Fifth Avenue, Seattle, Washington 98101, and its telephone number is (206) 622-5400. References in this Prospectus to the Company mean Jay Jacobs, Inc., including its subsidiary, unless the context requires otherwise.

                              SELLING SHAREHOLDERS

     The Selling Shareholders are the holders of Series B Preferred Stock of the Company. The Shares are obtainable on conversion of the Series B Preferred Stock. The Selling Shareholders acquired the Series B Preferred Stock from the Company for cash on December 5, 1997. The following table sets forth certain information regarding ownership of the Shares as of January 31, 1998 and the number of Shares that may be offered for the account of the Selling Shareholders or their transferees or distributees from time to time.

                                            Shares Beneficially                                 Shares Beneficially
                                         Owned Before Offering (1)                            Owned After Offering (1)
                                         --------------------------                          -------------------------
                                         Number of                        Shares Offered      Number
              Name                        Shares         Percent(2)          for Sale        of Shares      Percent(2)
              ----                       ---------       ----------       --------------     ---------      ----------
Cahill, Warnock Strategic               34,014,499          52.4            34,014,499          -0-             -0-
Partners Fund, L.P.
Strategic Associates, L.P.               1,882,646           2.9             1,882,646          -0-             -0-
T. Rowe Price Recovery                  19,943,362          30.8            19,943,362          -0-             -0-
Fund II, L.P.
Michael D. Sullivan                        797,463           1.2               797,463          -0-             -0-

--------------

(1) Each Selling Shareholder is deemed to beneficially own the shares of Common
Stock into which the Series B Preferred held by it is convertible.

(2) Total shares of Common Stock outstanding for the purpose of this percentage calculation includes the Common Stock into which the Series B Preferred Stock is convertible but does not include 15,261,448 shares of Common Stock issuable on exercise of outstanding options (14,651,694 of which have been issued subject to shareholder approval of the Company's 1998 Stock Incentive Plan, which approval is expected to be granted in March 1998) or an additional 2,815,063 shares of Common Stock issuable on exercise of options that may be granted under the Company's 1998 Stock Incentive Plan.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal, in a market maker capacity or otherwise, and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. The Selling Shareholders, such brokers or dealers, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     Upon the Company being notified by the any of the Selling Shareholders that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade or any other purchase by a broker or dealer as principal, other than a purchase as a market maker in an ordinary trading transaction, a supplemented prospectus will be filed, if required, pursuant to Rule 424 under the Act, disclosing (i) the name of such Selling Shareholder and of the participating brokers or dealers, (ii) the number of Shares involved,
(iii) the price at which such Shares will be sold, (iv) the commission paid or discounts or concessions allowed to such brokers or dealers, where applicable,
(v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (vi) other facts material to the transaction.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. As of January 31, 1998, there were 8,216,576 shares of Common Stock issued and outstanding. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of Common Stock also are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended February 1, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     All expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, will be paid by the Company. Such expenses are estimated as follows:

         Registration fee..................................   $ 7,853
         Legal fees and expenses...........................   $ 5,000
         Accounting fees and expenses......................   $ 1,000
                                                              -------
         Miscellaneous....................................    $   147
                                                              -------
            Total..........................................   $14,000
                                                              =======


Item 15.  Indemnification of Officers and Directors

     Article XII of the Company's Restated Articles of Incorporation ("Restated Articles") provides that directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for his or her acts or omissions as a director except for acts or omissions that involve intentional misconduct or a knowing violation of law by the director, for conduct violating
Section 23A.08.450 of the Revised Code of Washington, or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. The Restated Articles further provide that, if the Washington Business Corporation Act is amended after the date on which the Restated Articles were approved by the shareholders of the Company to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Company shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. No such amendment to the Washington Business Corporation Act has been enacted. No amendment or repeal of the above-described provisions shall adversely affect any right or protection of a director of the Company as to acts or omissions occurring prior to the amendment or repeal.

     Article IX of the Company's bylaws requires the Company to indemnify to the full extent permitted by applicable law each current and former officer and each current and former director of the Company if that person is made a party, or threatened to be made a party, or is involved in, any actual or threatened legal action, including as a witness, by reason of the fact that he or she is or was a director or officer of the Company or, at the request of the Company, of another corporation or other legal entity, provided that, with respect to any legal action initiated by the indemnified person, the Company's obligation to indemnify exists only if such legal action was approved by the Board of Directors. Persons indemnified under this provision are entitled to reimbursement of defense costs prior to final disposition of the matter only if such person provides the Company with an undertaking to repay all amounts so advanced if it is ultimately determined that such person was not entitled to such indemnity.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy and expressed in the Securities Act and is, therefore, unenforceable.

Item 16.  Exhibits

     4.1 Restated Articles of Incorporation of the Company. Incorporated by reference to the Company's Registration Statement on Form S-1, declared effective May 19, 1987 (Registration No. 33-13112).

     4.2 Amended and Restated Bylaws of the Company. Incorporated by reference to the Company's Registration Statement on Form S-1, declared effective May 19, 1987 (Registration No. 33-13112).

     5.1  Opinion of Stoel Rives LLP.

     23.1 Consent of Price Waterhouse LLP.

     23.2 Consent of Stoel Rives LLP (included in Exhibit 5).

     24.1 Powers of Attorney (included in this Registration Statement).

Item 17.  Undertakings

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 11, 1998.

                                       JAY JACOBS, INC.


                                       By WILLIAM L. LAWRENCE, JR.
                                          --------------------------------------
                                          William L. Lawrence, Jr.
                                          Executive Vice President and Chief
                                             Financial Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rex Loren Steffey or William J. Lawrence, Jr. or either of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (whether pre-effective or post-effective) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on February 11, 1998 in the capacities indicated.

          Signature                               Title
          ---------                               -----


REX L. STEFFEY
----------------------------------     President and Chief Executive
Rex L. Steffey                         Officer (Principal Executive Officer) and
                                       Director


WILLIAM L. LAWRENCE, JR.               Executive Vice President and Chief
----------------------------------     Financial Officer (Principal Financial
William L. Lawrence, Jr.               and Accounting Officer) and Director


MICHAEL D. SULLIVAN                    Chairman of the Board
----------------------------------
Michael D. Sullivan


EDWARD L. CAHILL                       Director
----------------------------------
Edward L. Cahill


KIM Z. GOLDEN                          Director
----------------------------------
Kim Z. Golden

                                INDEX TO EXHIBITS


Exhibit
Number        Description
-------       -----------

   4.1        Restated Articles of Incorporation of the Company.(1)

   4.2        Amended and Restated Bylaws of the Company.(1)

   5.1        Opinion of Stoel Rives LLP(2)

  23.1        Consent of Price Waterhouse LLP(2)

  23.2        Consent of Stoel Rives LLP (Included in Exhibit 5.1)(2)

  24.1        Powers of Attorney(2)

--------------

(1) Incorporated by reference to the Company's Registration Statement on Form S-1, declared effective May 19, 1987 (Registration No. 33-13112).

(2)  Included in this Registration Statement.